Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to securities of IHS Holding Limited, a Cayman Islands exempted company, and further agree to the filing, furnishing, and/or incorporation by reference of this Agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: February 14, 2022

GIC PRIVATE LIMITED

By:	/s/ Celine Loh Sze Ling
Name:	Celine Loh Sze Ling
Title:	Senior Vice President
Date:

By:	/s/ Diane Liang Weishan
Name:	Diane Liang Weishan
Title:	Senior Vice President
Date:

GIC SPECIAL INVESTMENTS PRIVATE LIMITED

By:	/s/ Chan Hoe Yin
Name:	Chan Hoe Yin
Title:	Director
Date:

WARRINGTON INVESTMENT PTE LTD.

By:	/s/ Nicole Goh
Name:	Nicole Goh
Title:	Authorized Signatory
Date: